Investors May Contact:
Matt Pettoni
VP & Treasurer
(770) 418-8219
ir@asburyauto.com

Reporters May Contact:
Kristi Griggs
Communications Liaison
(336) 285-0210
pr@asburyauto.com

Asbury Automotive Group Appoints David Hult
as its Executive Vice President and Chief Operating Officer

DULUTH, Ga., Oct. 23, 2014 /PRNewswire/ -- Asbury Automotive Group, Inc. (NYSE: ABG), (the “Company”) one of the largest automotive retail and service companies in the U.S., announced that David W. Hult will join the company as its Executive Vice President and Chief Operating Officer effective November 3, 2014.

“David brings a wealth of auto retail industry knowledge with a proven track record to his new position. He will be responsible for providing leadership to the managers and associates in our stores while also continuing the development of our operational initiatives,” said President and CEO Craig Monaghan. “I am thrilled about David joining our team and am certain that his contributions will lead to further success for our organization.”

After serving our country in the US Army, David started his career as a retail sales associate and his success led to rapid advances within the industry. He has been an operator at the General Manager level as well as the regional level for a number of large dealership groups. In addition to his most recent position as Chief Operating Officer at RLJ McLarty Landers, Hult has extensive experience in multiple aspects of the industry including fixed operations, marketing and all levels of variable operations. His experience includes time with both large private organizations as well as a number of years with public automotive retail companies including Group 1 Automotive and Penske Automotive Group.

As part of Asbury’s long-term executive succession planning process and in connection with David’s appointment, Michael Kearney will step down from his position of COO and continue in his role of Executive Vice President until he retires in March of 2015. “I look forward to working closely with David to ensure a smooth transition. David brings with him years of experience and training that will ensure our continued success. We are excited about having David as our new Chief Operating Officer,” said EVP and COO Michael Kearney.

About Asbury Automotive Group

Asbury Automotive Group, Inc. ("Asbury"), a Fortune 500 company headquartered in Georgia, is one of the largest automotive retailers in the U.S. Asbury operates 81 dealerships, encompassing 102 franchises for the sale and servicing of 29 domestic and foreign brands of vehicles. Asbury also operates 24 collision repair centers and two stand-alone used vehicle stores. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

SOURCE Asbury Automotive Group, Inc.
PR Contact: Kristi Griggs, Asbury Communications Liaison, 336-285-0210 Ext 105, pr@asburyauto.com Investor Contact: Matt Pettoni, VP & Treasurer, 770-418-8219, ir@asburyauto.com